24 February 2017                                        EXHIBIT 10.24
Mr. Michael Zacka
Global Contract
1.Duties and Responsibilities
You will initially be employed in the position of Chief Commercial Officer, with Amcor Limited. You will be required to perform all duties and responsibilities of that role that the Company may designate from time to time which are reasonably consistent with your role, including the duties and responsibilities of which you were informed during the Company’s recruitment process. The Company may require you to undertake the duties of another position for the Company or any company in the Company group, including acting as a director of a Group Company in addition to the above duties.
2.Compliance with Directions and Keeping the Company Informed
You will perform your duties and responsibilities with the Company’s directions and will keep the Company informed of any developments in relation to your role.
The Company expects you to comply with all ethical standards, policies and procedures (as amended by the Company at its discretion) that relate to the operations of the Company’s business including but not limited to health and safety policies. Copies of these documents can be accessed through the Company’s intranet or through HR. These policies cover grievance procedures, safety, leave, business travel, anti-discrimination, bullying and workplace harassment, redundancy, motor vehicles and other matters.
These standards, policies and procedures do not form part of your contract of employment with the Company, but constitute reasonable directions from the Company and a failure by you to act in accordance with these documents may result in disciplinary action up to and including termination of your employment. The Company may amend these standards, policies and procedures at its discretion from time to time and at any time, and you must familarise yourself and comply with these changes.
You will:
•devote your full time and attention to the Company’s business during working hours and honestly and diligently carry out your duties and responsibilities;
•promote and act in the best interests, and further the business of, the Company;
•not do anything which may be prejudicial or detrimental to the business of the Company including but not limited to competing against the Company, diverting business away from the Company, or soliciting or endeavouring to entice away from the Company an employee, co-worker or consultant; and
•comply with all fiduciary and intellectual property duties at all times.
3.Place of Work
Your place of work shall be the Company’s office currently located in Zurich, Switzerland, or such other place as the Company may require for the proper performance and exercise of your duties and responsibilities. If you are required to relocate to another location for an extended period of time, relocation benefits may be provided to you in accordance with the applicable Company Relocation Policy, as amended from time to time.
You may be required to travel on the business of the Company anywhere in the world.
4.Hours of Work
Your standard full-time hours of work will be the usual business hours at your location. However, you will be expected to work reasonable additional hours (including weekend work) at times to ensure the range of duties and responsibilities of the position is covered, without the payment of additional remuneration or the grant of extra time off.
5.Remuneration
5.1Salary
Your annual gross salary of CHF 975,000 is paid out in 12 salaries and deposited, less income tax installments and other statutory deductions that the Company is required by law or applicable pension fund regulations to make, into your nominated bank account.
Your salary will be reviewed annually on a date selected by the Company. Staff salaries are currently reviewed in October each year. Salaries are adjusted at the Company’s discretion to take into account the Company’s performance, your individual performance and market and industry conditions. The Company is not obligated to increase your salary as a result of any review.
You authorize the Company to deduct from any remuneration accrued and due to you under the terms of the contract:
•any overpayment of salary or expenses or payment made to you by mistake or not owed to you;
•any debt owed by you to the Company;
•any other sum or sums which may be required to be authorized by law; and
•any tax or other national contributions due in respect of remuneration, benefits-in-kind or any other monies received or receivable by you from the Company.
5.2Management Incentive Plan
You will be invited to participate in the Company’s Management Incentive Plan. The Company reserves the right to alter or disband the Management Incentive Plan at its discretion. You will be advised early in each financial year of your invitation to participate in the Plan for that year.
Commencing with the 2016/17 financial year, depending on your actual starting date, you will be invited to participate in the Management Incentive Plan on a prorate basis with the potential to earn between 0% and 100% of base salary, target 50%. The terms and conditions of this program are governed wholly by the plan rules. If you commence after 1 July 2017, then you will participate on a pro-rata basis for the 2017/18 financial year based on the time actually worked during the year.
Formal performance objectives will be set and reviewed for you regarding any incentive payable under the Management Incentive Plan.
In addition to the cash bonus under the Management Incentive Plan, an award of time restricted Share Rights (Rights to Amcor Limited shares) to the value of 50% of the cash bonus may be made to you. These would become available to you two years from the date of grant, provided you remain with the Company at that time. Participation in the Management Incentive Plan – Equity (“EMIP”) is by annual invitation and is subject to the discretion of the Board. The terms and conditions of the EMIP are governed wholly by the plan rules, and EMIP may be varied, cancelled, or replaced by the Company in its discretion at any time.
Any invitation to the Management Incentive Plan or the EMIP and, payment or reward under the Management Incentive Plan or the EMIP is made at the sole discretion of the Company, and an invitation, payment or reward in any year does not guarantee invitation, payment or reward in any subsequent year. Any payment or reward will not be considered in the calculation of any other salary related benefit.

To be eligible for payment under the Management Incentive Plan or the EMIP, you must be an employee of the Company, and not serving any period of notice, at the time the incentive payments are declared and paid, usually in the September following the end of the relevant financial year.
5.3Long Term Incentive Plan
You will be invited to participate in the Company’s Long Term Incentive Plan subject to the rules of the Long Term Incentive Plan. The Company reserves the right to alter or disband the Long Term Incentive Plan at its discretion.
Any invitation to the Long Term Incentive Plan and, payment or reward under the Long Term Incentive Plan is made at the sole discretion of the Board of Amcor Limited, and an invitation, payment or reward in any year does not guarantee invitation, payment or reward in any subsequent year. Any payment made will not be considered in the calculation of any other salary related benefit.
Your level of grant in the first year of your employment will be based on 150% of your base salary; subsequent grants will be at reduced levels and subject to Board approval.
5.4Pension
You will become part of the Company’s pension fund schemes in Switzerland as currently in place which encompasses at least the mandatory insurance coverage under the Federal Pension Act of June 25, 1998.
5.5Statutory deductions, Company Pension and Health Insurance
Your remuneration as defined in the Total Remuneration Statement is reduced by the employee’s portion of the premiums for social security contributions such as AHV/IV/EO, ALV, BVG, UV, NBUV, daily benefit insurance, Swiss source tax (if applicable) and the Versicherungskasse and Viribus.
5.6Motor Vehicle
The Company will provide a motor vehicle or an equivalent allowance to enable you to lease a motor vehicle for your use in accordance with the Company’s Motor Vehicle Policy in force (as amended from time-to-time).
You will be responsible for any personal income tax and social security obligations that arise on this benefit.
5.7Mobile Telephone
The Company will provide you with the use of a mobile telephone to enable you to perform your role, in accordance with Amcor’s Mobile IT Policy, which may be amended from time-to-time.
6.Performance Review
The process for performance management will be explained to your shortly after your commencement and your individual performance objectives and associated goals will be agreed with you at this time. Your performance will be formally reviewed at least once each year.
7.Computer Use
Your use of the Company’s computers and all electronic networked services such as electronic mail, the internet and intranet, must be strictly in accordance with Corporate Policies including the Company’s Use of Information Technology Services Policy as amended from time-to-time. In particular, you must not use any unauthorized computer disk or information technology storage device in the Company’s computer system. You acknowledge that a serious breach of this policy may constitute a disciplinary offence.
8.Annual Leave (Holiday Entitlement)

You will be entitled to either 25 work days (up to 50th birthday) or 30 work days (from the 50th birthday) annual leave per annum (pro-rata if working part-time), in accordance with applicable legislation and the Company’s Leave Policy, as amended from time-to-time.
You will be paid out any accrued but undertaken annual leave on termination of your employment.
9.Absence due to Illness or Injury
If you are prevented from work due to illness or accident you shall inform the Company without delay.
10.Public Holidays
You are entitled to public holidays applicable to your location.
11.Business Expenses
The Company will reimburse you for reasonable costs that you necessarily incur in the performance of your duties in accordance with any Company policy.
12.Termination of Employment
Your employment may be terminated as follows:
(i)Termination on Notice – Employee – you may terminate your employment by giving not less than twelve (12) months’ written notice to the Company, unless the Company agrees to accept a shorter period of notice (although no payment will be made to you on account of any period waived).
(ii)Termination on Notice – Company – the Company may terminate your employment by giving twelve (12) months’ notice to you.
(iii)Summary Termination of Employment – Company – your employment may be terminated by the Company immediately and without notice if you commit:
•a serious or persistent breach of any of the terms or conditions of your employment; or
•any grossly negligent act; or
•any criminal offence for which you are convicted which, in the reasonable opinion of the Company, impairs your ability to perform your duties; or
•any wrongful or dishonest or fraudulent act or conduct which, in the reasonable opinion of the Company, impairs your ability to perform you duties; or
•any other act which would entitle the Company to dismiss you summarily.
During any period of notice, the Company may require you (during all or part of the notice period) not to carry out any of your duties and responsibilities, not to attend work, not to access the Company’s computer systems and/or not to have any contact with any customers, suppliers or employees of the Company or any company in the Company group and the Company may withdraw any powers vested in you.
13.Company Property and Debts to the Company
All equipment issued to you in connection with your employment remains in the property of the Company.
Upon termination of your employment or at the Company’s request at any time, subject to prior written agreement to the contrary, you will immediately return to the Company the Company motor vehicle, all documents, manuals, keys, access cards and all other property belonging to the Company or to any of the Company’s clients that are in your possession or control.

Upon termination of your employment, unless another repayment scheme has already been agreed with the Company, you authorize the Company to deduct from your final entitlements any loans, debts, overpayments or other obligations owed to the Company by you.
14.Conflict of Interest
During your employment with the Company or a company within the Company group, you must not be involved with or have a financial interest (other than an investment shareholding of no more than 5%) in any business or enterprise that:
•competes with;
•is a customer of; or
•supplies goods or services to
the Company and any company in the Company group.
You must arrange your affairs so that it could not be reasonably alleged that there is a conflict between your interests and those of the Company and any company in the Company group.
15.Confidential Information
During your employment, you will be exposed to, or will generate, information that is not in the public domain, including but not limited to information relating to:
•financial affairs;
•suppliers;
•customers and clients (including lists of names and addresses);
•future plans, research and development;
•business methods, systems and strategies;
•technical operations;
•contractual arrangements;
•intellectual property;
•pricing policies and costings; and
•any other commercial, financial or technical information
of the Company and any company in the Company group, and Know-How (as defined in Clause 16 of the Global Contract) (to the extent to which the Know-How is confidential).
Throughout and at all times following the termination of your employment, you must not use, disclose or communicate this information which you have come to know or received or obtained at any time. You must not disclose documents or copies of documents in any form (including on any media or device) belonging to the Company containing such information to any unauthorised person or to allow an unauthorised person access to such information or copy such information or use it for purposes other than those of the Company. In particular, you must not permit this information to be disclosed to competitors of the Company and or any company in a competitor’s group of companies. You must report to your manager/the Company any approach made to you to provide this information.
You must not disclose or use, for your own purposes or those of any third person, any knowledge of financial results of the Company and any company in the Company group prior to their release to the public. In particular, you must not disclose or use any information concerning the Company which, if publicly disclosed, could affect the market price of the Company’s shares.
16.Intellectual Property Definitions
Intellectual Property Rights means:
a)all rights conferred by statute, common law or in equity and subsisting anywhere in the world in relation to:
i)registered and unregistered copyright;
ii)inventions (including patents, innovation patents and utility models);
iii)confidential information, trade secrets, technical data and Know-How;
iv)registered and unregistered designs;
v)registered and unregistered trade marks;
vi)circuit layout designs, topography rights and rights in databases (whether or not any of these are registered, registrable or patentable);
vii)domain names; and
viii)plant variety and plant breeder rights (whether or not any of these are registered, registerable or patentable).
b)any other rights resulting from intellectual activity in the industrial, commercial, scientific, literary or artistic fields which subsist or may hearafter subsist;
c)any license to use a domain name granted in the .ch or the .com or any other domain;
d)any applications and the right to apply for registration of any of the above; and
e)any rights of action against any third party for infringement of or in connection with the rights included in paragraphs (a) to (d) above, but excluding moral rights, and similar personal rights, which by law are non-assignable, and any right to claim (and retain) damages and other remedies in relation to those non-assignable personal rights.
Know-How means information, know-how and techniques (whether or not confidential and in whatever form held), including:
a)formulae, discoveries, design specifications, drawings, data, manuals and instructions;
b)customer lists, sales marketing and promotional information;
c)business plans and forecasts; and
d)technical or other expertise,
which have been or are in the future conceived, created, developed, prepared or produced by you in the course of your employment under this contract.
Work means all works, designs, materials, concepts and other subject matter, including drafts, variations and elements thereof, which have been or are in the future conceived, created, developed, prepared or produced by you in the course of your employment under this contract.
17.Protection of Intellectual Property

Except as otherwise provided by law, you acknowledge that the Company owns and will own all right, title and interest to any and all Intellectual Property Rights in the Works.
You hereby irrevocably and unconditionally assign to the fullest extent permitted by law either present or future, and exclusively to the Company:
•all right, title and interest in any and all Intellectual Property Rights in the Works; and
•all rights conferred by statute, common law or in equity and subsisting anywhere in the world in relation to the Know-How, including all rights to claim (and retain) any damages or other remedies (including but not limited to an account of profits) for past misuse or unauthorized disclosure of the Know-How which arose before this assignment.
You acknowledge and agree that:
•the Company may make any use or disclosure of the Know-How as it thinks fit; and
•any improvement to or development of any of the Works or Know-How, including all Intellectual Property Rights in the Works and all rights in the Know-How, made by or for the Company during the employment or after the termination of this contract will be the sole property of the Company,
•the Company may apply for, in its own name and at its costs, any rights in respect of the Works or Know-How or any improvement or development thereof,
•you shall not be entitled to any award or compensation for such use/exploitation of Know-How and of the Works, including Intellectual Property Rights in the Works and all rights in the Know-How. You agree that your salary fully compensates you for your services and all present and future users of Works and you will not make any claims against the Company with respect to those Works.
You agree to do all things and execute all deeds, instruments, transfers or other documents as may be necessary or desirable to give full effect to the provisions of this Clause 17, including (but not limited to) the provision of any assistance (at the request of the Company) in the preparation or prosecution of any patent or design applications and also the provision of all reasonable assistance as the Company may request to allow the Company to obtain, perfect, enforce, assert or defend any of its interests, rights or consents acquired or obtained (or sought to be acquired or obtained) directly or indirectly from this clause without compensation.
The Company reserves the right to acquire any inventions and designs produced by you in the course of your work but not in performance of your contractual obligations (“Gelegenheitserfindungen”). Any compensation by the Company for such inventions and designs shall be in accordance with art. 332 para. 4 of the Swiss Code of Obligations.
18.Consents and warranties
You warrant to the Company that:
a)you are the only owner of any rights assigned under Clause 17 above before that assignment;
b)in providing, reproducing, enhancing or maintaining any Works, you have acted and will act in the course of your employment as an employee of the Company pursuant to this contract;
c)the exercise of any rights to any Intellectual Property Rights in the Works by the Company, in whatever manner the Company thinks fit, will not infringe any intellectual property rights or other rights of any third person nor give rise to any obligation on the Company to pay any compensation or royalty to any other person;
d)the Works, including all Intellectual Property Rights in the Works, are not nor will be the subject of the grant of any interest by way of license or otherwise to anyone other than the Company; and

e)where you create or make or are involved in creating or making any Works (including future Works) while in the course of employment, you irrevocably and unconditionally consent, to the maximum extent permitted by law (either present or future), to the Company and any person licensed or authorised by the Company, doing anything in relation to the Works that (but for this consent) would or might otherwise infringe any of your moral rights or similar rights anywhere in the world, and you waive all your present and future moral rights which arise under your jurisdiction’s legislation, to the maximum extent permitted by law (either present or future).
19.Delivery
You must promptly reduce into material form, and deliver into the physical possession and control of the Company all material forms and embodiments (including those stored in electronic or similar media) of, the Works and Know-How, as directed by the Company.
20.Anti-trust (Anti-competition)
You must not engage in any conduct in the course of your employment that contravenes applicable trade practices or anti-trust (anti-competition) law wherever you work.
21.Anti-Bribery and Corruption
You must not engage in bribery or corruption in the course of your employment and must comply with any policies or procedures which may be implemented by the Company in respect of bribery and corruption from time to time (including, but not limited to, the Amcor Anti-Bribery & Corruption Policy as updated from time to time).
22.Personal Data and Privacy
You give the Company permission to collect, retain and process personal information about you that is reasonably necessary for legal, personnel, administrative or management purposes.
It may be necessary for the Company to disclose this data to others, including other employees of the Company, companies in the Company group, the Company’s professional advisers, government authorities (under a legal requirement) and other authorities, and potentially out of your jurisdiction. You consent to the processing, use, disclosure and transfer by the Company of personal data, including transfers outside the European Economic Area, relating to you if such disclosure is necessary.
You must respect and protect the privacy of personal information which you collect, handle, store or transfer in the course of your employment with the Company, including without limitation information relating to other employees, customers, clients, suppliers or agents of the Company. You must not engage in conduct which could reasonably be alleged to be contrary to applicable privacy legislation. You confirm you have read and understood the Company’s Privacy Policy which is available on the Company’s intranet site. The Company may change its Privacy Policy at any time and will notify you of such changes.
23.Restrictions and Non-Compete
You understand that the Company has a right to protect its interests. You are likely to obtain in the course of your employment knowledge of trade secrets and confidential information with respect to products developed by the Company group, the Company’s partners, service representatives or any other confidential information about the Company group.
You must not, after the cessation of your employment with the Company, directly or indirectly:
a)represent yourself as connected with or interested in the business of the Company;
b)during the Restraint Period and in the Restraint Area, perform Restricted Services in competition with, or of a similar nature to, any business being carried on by the Company or any company in the Company group as at the date of termination of your employment;

c)supply Restricted Goods or Restricted Services to any Customer or any Strategic Supplier, or assist another person to do so, during the Restraint Period and in the Restraint Area;
d)solicit, or endeavour to solicit away from the Company, any Customers, during the Restraint Period and in the Restraint Area;
e)provide information about any Customers and Confidential Information (as defined in Clause 15), Intellectual Property Rights or Know-How (as defined in Clause 16) to another person or assist another person in soliciting or endeavouring to solicit away from the Company any Customers, during the Restraint Period and in the Restraint Area;
f)provide information about any of the Company’s Employees, Agents or Contractors to another person or induce and encourage or assist another person in inducing or encouraging any Employees, Agents or Contractors to leave their employment or agency, or to cease providing services to the Company or any company in the Company group, during the Restraint Period and in the Restraint Area; or
g)induce or encourage any Employees, Agents or Contractors to leave their employment or agency or to cease providing services to the Company or any company in the Company group, during the Restraint Period and in the Restraint Area.
In this clause:
•“Customer “ means any party in relation to which you have provided, either directly or indirectly Restricted Goods or Restricted Services to during the final twelve (12) months of your employment with the Company or any company in the Company group or if you have been employed by the Company for less than twelve (12) months this lesser period;
•“Employees, Agents or Contractors” means any person who was employed by, acted as an agent for, was engaged by, or provided personal services to the Company (or any company in the Company group) who was in a position of responsibility or had access to confidential information or whose departure could have a detrimental effect on the Company and with whom you had contact during the final twelve (12) months of your employment by the Company (or any company in the Company group) or if you have been employed by the Company for less than twelve (12) months this lesser period;
•“Restraint Area” means any and all countries where the Company and its affiliates operate in relation to which you provided or where reasonably required to provide services as part of your employment during the two (2) years prior to the Termination Date;
•“Restricted Goods” means goods the same as or similar to the goods that you dealt with on behalf of the Company or any company in the Company group, directly or indirectly, during the final twelve (12) months of your employment or if you have been employed by the Company for less than twelve (12) months this lesser period;
•“Restraint Period” means the twelve (12) months after the cessation of your employment.
•“Restricted Services” means services the same as or similar to the services that you provided to the Company or any company in the Company group or on its behalf, directly or indirectly, during the final twelve (12) months of your employment or if you have been employed by the Company for less than twelve (12) months this lesser period;
•“Strategic Supplier” means the supplier of a significant raw material, including but not limited to, board, ink, solvent and resin; and
•“You” means you personally and any entity that you directly or indirectly manage or control.

In the event of each breach of the non-compete obligation you will be obliged to pay to the Company a penalty in the amount of 50% of your last gross annual salary including any performance bonuses paid. Payment of such amount shall not relieve you of your obligation not to compete as set out above.
In addition to the penalty you will be liable for the compensation of any damages sustained as a result of your breach, as far as possible according to the applicable law. The Company shall be furthermore entitled to apply for the cessation of the circumstances which constitute a breach of contract and also ask for an injunction restraining you from violation of this non-compete obligation.
You acknowledge that each of the separate provisions in this Clause 23 is a fair and reasonable restraint of trade. If any provision of this clause is unenforceable, illegal or void that provision is severed and the other provisions of this clause remain in force.
24.Disciplinary and Grievance Procedures
The Company's policies on disciplinary and grievance procedures which apply to your employment in your jurisdiction, as amended from time to time, can be supplied by Human Resources.
25.Severability of Clauses
If any clause or part of a clause of your contract of employment (including standards, policies, rules and procedures) is unenforceable, illegal or void, the remaining part of that provision and all other provisions shall remain valid and effective in accordance with their terms. You agree that a provision which shall be determined to be or which shall become invalid or nil/void, shall be substituted by another suitable provision which shall maintain the economic purposes of this contract. The same shall apply in case of a contractual gap.
26.Entire Agreement and General Clauses
The Offer Letter, the Total Remuneration Statement (Attachment 1), the Global Contract (Attachment 2) and the Relocation Addendum (Attachment 3) as well as the standards, policies, rules and procedures of the Company referred to in the Global Contract comprise the entire agreement between you and the Company with respect to the terms of your employment.
27.Various
The Offer Letter, the Total Remuneration Statement (Attachment 1), the Global Contract (Attachment 2) and the Relocation Addendum (Attachment 3) are made on a personal and confidential basis and should be treated as such.
Any modifications and amendments shall be valid only when made in writing and signed by both you and the Company.
In the event of any inconsistency or contradictions between this Global Contract and/or the Offer Letter and/or the Total Remuneration Statement and/or the standards, policies, rules and procedures of the Company referred to in the Global Contract, this Global Contract shall prevail to the extent of the inconsistency or contradiction.
28.Governing Law
Your contract of employment with the Company and any dispute concerning the terms and conditions of your employment will be governed by and determined in accordance with the laws of Switzerland.
29.Jurisdiction
The court at the domicile or registered office of the defendant or where you normally carry out your work has jurisdiction to decide actions relating to employment law.